Exhibit 99.1
Liberator Medical announces private placement for gross proceeds of $3.5 million
Thursday May 22, 2008
STUART, Fla., May 22 /PRNewswire-FirstCall/ — Liberator Medical Holdings, Inc. (OTC: LBMH — News), today announced a private placement consisting of convertible notes and warrants to purchase an aggregate of 8,750,000 shares of its common stock for gross proceeds of $3.5 million on May 22, 2008, to a single institutional investor. The notes are convertible into shares of the Company’s common stock at an initial conversion price of $0.80 per share, subject to adjustment, and mature on May 22, 2010. The warrants have a term of 5 years and are exercisable at $1.00 per share. The Company is to use these funds to increase its advertising and sales efforts and any resulting increase in General and Administrative expenses. Ladenburg Thalmann & Co. Inc. acted as the sole placement agent and financial advisor to the Company.
Mark Libratore, the Company’s President and CEO, commented, “We are very pleased to complete this private placement as it affords us the ability to accelerate our business plan and capitalize on short-term opportunities. “
The notes, the warrants, the shares of common stock issuable upon conversion of the notes, and the shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.
The Company has agreed to file a registration statement with the United States Securities and Exchange Commission covering the shares issuable upon conversion of the notes and upon exercise of the warrants sold in the offering by July 30, 2008 and to use commercially reasonable efforts to cause the registration statement to be declared effective within 60 days (or 90 days upon receipt of comments from the SEC after the filing of such registration statement) after the closing of the private placement, subject to the Company’s right to delay such obligations under certain circumstances. In the event the Company fails to meet its obligations, it will be subject to customary penalties.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the private placement.
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About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 75% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Further, Liberator Holdings is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control, such as announcements and product development by competing product and service providers.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Source: Liberator Medical Holdings, Inc.